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                                                                      Exhibit 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS

         We consent to the incorporation by reference in the Hunt Manufacturing Co. Savings Plan Form S-8 Registration Statement of our report dated January 17, 1994 on our audits of the consolidated financial statements and financial statement schedules of Hunt Manufacturing Co. as of November 28, 1993 and November 29, 1992 and for the years ended November 28, 1993, November 29, 1992, and December 1, 1991 appearing in the annual report on Form 10-K and our report dated June 15, 1994, on our audits of the Hunt Manufacturing Co. Savings Plan as of December 31, 1993 and 1992 and for the years ended December 31, 1993, 1992 and 1991 appearing on the Form 10-K/A which is Amendment No. 1 to the Hunt Manufacturing Co.'s 1993 Annual Report on Form 10-K.

COOPERS & LYBRAND L.L.P.

2400 Eleven Penn Center
Philadelphia, Pennsylvania

December 28, 1994